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                                                                    EXHIBIT 99.1

Corporate Communications Division, 280 Park Avenue, New York Mailing Address:
P.O. Box 318, New York, N.Y. 10008-0318

LOGO Bankers Trust New York Corporation
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News Release


For Release:


                 CHARLES SANFORD ANNOUNCES INTENTION TO RETIRE

     New York, May 16, 1995 -- Charles S. Sanford, Jr., chairman and chief executive officer of Bankers Trust New York Corporation and Bankers Trust Company, today announced his intention to retire no later than the middle of next year.

     In a letter to the Bankers Trust Board of Directors, Mr. Sanford said,
"As you all know, I have long intended to retire from Bankers Trust by the time I reach the age of 60, which will occur in 1996. Because I have recently and extensively discussed and reviewed with you the plans and strategies for Bankers Trust, you also know that I am very confident that we are overcoming the unusual challenges that we faced in the last year and that we are well on the road to a successful future. In this context, I have therefore decided that I should advise you of my intention to retire no later than the middle of 1996. In the coming weeks and months, I would like to work with the Board of Directors in order to identify my successor as chairman and chief executive officer and to ensure that the management of Bankers Trust is optimally organized for a smooth and orderly transition."

     Responding to Mr. Sanford's announced intention on behalf of the entire Board, Director Hamish Maxwell said, "Charlie Sanford has been the principal architect of what has been recognized during his chairmanship as one of the most innovative and profitable global financial institutions. The Board looks forward to working with him to ensure that Bankers Trust is led successfully into the next century. The Board expects Bankers Trust to find the person whose vision and leadership skills over the next decade will build on the remarkable achievements of Charlie's chairmanship."
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     A 1958 graduate of the University of Georgia, Mr. Sanford received an MBA from the Wharton School of the University of Pennsylvania in 1960. He joined Bankers Trust in 1961 and was elected a member of the Management
Committee in 1979, president in 1983, deputy chairman in 1986 and chairman and chief executive officer in 1987. He began his career as a commercial banking officer and was appointed head of the bank's money and securities markets businesses in 1972, having been assigned to those businesses three years earlier. He was in charge of money and securities market until 1983, during which time it came to be among the most respected trading, capital markets and funding operations on Wall Street. As chief executive officer, he has led the firm's development as a highly regarded manager of risk for its clients.

      Mr. Sanford's views on the role of risk in people's lives were expressed in a commencement address to the 1989 graduates of the University of Georgia entitled: "Life Value and the Paradoxes of Risk." It was delivered at Sanford Stadium, which was named after his grandfather, Dr. Steadman V. Sanford, who served as dean, president and chancellor of the University. His gift made possible construction of Sanford Hall at the University's Terry College of Business, which is named in honor of Mr. Sanford's father, grandfather and other Sanfords who have been graduated from the University beginning in 1838.

      Mr. Sanford is a recipient of the International Executive of the Year Award from the Marriot School of Management of Brigham Young University, the Outstanding Financial Executive of the Year Award from the Owen Graduate School of Management of Vanderbilt University, the Distinguished Service Award of the Wharton School Alumni Association, the Distinguished Alumni Merit Award from the University of Georgia and its Alumni Society, the Distinguished Alumni Award from the Terry College of Business, the Banker of the Year award from the publication Wall Street Transcript, and the George Washington Award for Patriotic Achievement from the Society of Cincinnati. He has also been elected to the Wharton School Hall of Fame.

      Mr. Sanford has written on several themes. His thoughts on the future of the financial markets were expressed in a 1993 paper, "Financial Markets in 2020," delivered at the Federal Reserve Bank of Kansas City's annual Economic Symposium, attended by the heads of central banks and leading academics. Also in 1993, he delivered the O'Neil-Abbott Distinguished Lecture, on "The Social Value of Financial Services," at the Darden Graduate School of Business Administration, University of Virginia. He addressed "The Real Cost of Regulation" in a 1992 speech at Brigham Young University, which discussed how regulation inhibits the human spirit's natural drive to innovate and achieve progress. His views on "The Social Contract," in which he outlined what Bankers Trust and its employees have the right to expect from each other, were expressed in a 1992 talk to employees. Most recently, Mr. Sanford discussed "The Risk Management Revolution" at a symposium cosponsored by the American
Mathematical Society and the Massachusetts Institute of Technology.
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      Mr. Sanford is a director of Mobil Corporation and J.C. Penney Company,
Inc. He is also a member of the Business Roundtable, The Business Council, the Board of Overseers of the Wharton School, the Foundation Board of Trustees of the University of Georgia and the Council on Foreign Relations. He served previously as a governor of the Securities Industry Association, a director of the Public Securities Association and chairman of the New York Clearing House Committee.

      Bankers Trust New York Corporation is the nation's seventh largest banking company, with assets in excess of $100 billion. It has operation in more than 40 countries worldwide.

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      For more information, please contact Thomas Parisi, Bankers Trust Company,
212-454-1686.